For Immediate Release www.fairchildsemi.com
February 18, 2005

Corporate Communications:

Fran Harrison

207-775-8576

fran.harrison@fairchildsemi.com

Public Relations Firm:

Barbara Ewen

CHEN PR

781-466-8282

bewen@chenpr.com

NEWS RELEASE

Fairchild Semiconductor Reports Acceleration of
Stock Option Vesting

South Portland, Maine – Fairchild Semiconductor (NYSE: FCS), the leading global supplier of power semiconductors, today announced that its Board of Directors has accelerated the vesting of certain unvested and “out-of-the-money” stock options previously awarded to employees and officers that have exercise prices per share of $19.50 or higher. As a result, options to purchase approximately 6 million shares of Fairchild stock became exercisable immediately. Based upon today’s closing stock price of $16.15, none of these options have economic value at this time.

Options held by non-employee directors are excluded from the vesting acceleration. In addition, in order to prevent unintended personal benefits to executive officers, restrictions will be imposed on any shares received through the exercise of accelerated options held by those individuals. Those restrictions will prevent the sale of any shares received from the exercise of an accelerated option prior to the earlier of the original vesting date of the option or the individual’s termination of employment.

Under the recently revised Financial Accounting Standards Board Statement No. 123, “Share-Based Payment,” Fairchild will apply the expense recognition provisions relating to stock options beginning in the third quarter of 2005. As a result of the acceleration, the company expects to reduce the stock option expense it otherwise would be required to record by approximately $10 million in 2005, $12 million in 2006, $4 million in 2007 and $1 million in 2008 on a pre-tax basis.

“We believe the acceleration is in the best interest of stockholders as it will reduce the company’s reported compensation expense in future periods in light of new accounting regulations that will take effect in the third quarter,” said Matt Towse, Fairchild’s senior vice president and chief financial officer. “In addition, because the accelerated options are underwater, with exercise prices in excess of current market values, they may not be fully achieving their original objectives of incentive compensation and employee retention. We believe the acceleration may have a positive effect on employee morale and retention.”

Special Note on Forward-Looking Statements:
Some of the paragraphs above contain forward-looking statements that are based on management’s assumptions and expectations and that involve risk and uncertainty. Other forward-looking statements may also be found in this news release. Forward-looking statements usually, but do not always, contain forward-looking terminology such as “we believe,” “we expect,” or “we anticipate,” or refer to management’s expectations about Fairchild’s future performance. Many factors could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are the following: changes in accounting standards or in factors affecting valuation of stock option expense (including prevailing interest rate, volatility of stock price and assumptions regarding forfeitures and expirations of options); changes in prevailing equity compensation practices and the manner in which employees perceive stock options; changes in overall global or regional economic conditions; changes in demand for our products; changes in inventories at our customers and distributors; technological and product development risks, including the risks of failing to maintain the right to use some technologies or failing to adequately protect our own intellectual property against misappropriation or infringement; availability of manufacturing capacity; the risk of production delays; availability of raw materials; competitors’ actions; loss of key customers, including but not limited to distributors; the inability to attract and retain key management and other employees, order cancellations or reduced bookings; changes in manufacturing yields or output; risks related to warranty and product liability claims; risks inherent in doing business internationally; regulatory risks and significant litigation. These and other risk factors are discussed in the company’s quarterly and annual reports filed with the Securities and Exchange Commission (SEC) and available at the Investor Relations section of Fairchild Semiconductor’s web site at http://investor.fairchildsemi.com or the SEC’s web site at www.sec.gov.

About Fairchild Semiconductor:
Fairchild Semiconductor (NYSE: FCS) is the leading global supplier of high performance power products critical to today’s leading electronic applications in the computing, communications, consumer, industrial and automotive segments. As The Power Franchise®, Fairchild offers the industry’s broadest portfolio of components that optimize system power through minimization, conversion, management and distribution functions. Fairchild’s 9,000 employees design, manufacture and market power, analog & mixed signal, interface, logic, and optoelectronics products from its headquarters in South Portland, Maine, USA and numerous locations around the world. Please contact us on the web at www.fairchildsemi.com.